Exhibit 99.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

among

THE DOW CHEMICAL COMPANY,

BLUE CUBE SPINCO INC.

and

OLIN CORPORATION

Dated as of March 26, 2015

ii

Section 12.08	Amendment	37
Section 12.09	Waiver	37
Section 12.10	No Third Party Beneficiaries	37
Section 12.11	Specific Performance	37
Section 12.12	Governing Law	38
Section 12.13	Waiver of Jury Trial	38
Section 12.14	Termination	38
Section 12.15	Counterparts	38

APPENDICES

I	Business Employees List
II	Vacation Liabilities
III	German Pension Schemes
IV	German Pension Liabilities
V	China Accrued Benefits
VI	Seconded Employees List
VII	Dow Stock Award Treatment

iii

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT, dated as of March 26, 2015, among THE DOW CHEMICAL COMPANY, a Delaware corporation (“TDCC”), BLUE CUBE SPINCO INC., a Delaware corporation (“Spinco”), and OLIN CORPORATION, a Virginia corporation (the “Parent”).

WHEREAS, TDCC, directly and indirectly, is engaged in the Business and its other businesses;

WHEREAS, Spinco is a newly-formed, wholly-owned direct subsidiary of TDCC;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, dated as of the date hereof, between TDCC and Spinco (the “Separation Agreement”), and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among TDCC, Spinco, Parent, and Blue Cube Acquisition Corp., a Delaware corporation (“Merger Sub”), TDCC will separate the Business from its other businesses and will cause the Separation (as defined in the Separation Agreement) to be consummated, and Merger Sub will merge with and into Spinco, upon the terms and subject to the conditions of the Separation Agreement and the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the parties hereto shall hereby enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Terms used herein shall have the meanings set forth in the Merger Agreement and in Section 11.01 of this Agreement.

ARTICLE I

GENERAL PRINCIPLES

Except as set forth otherwise in this Agreement, the following general principles shall apply:

Section 1.01 List of Employees. Upon the execution of this Agreement, and subject to applicable Law, TDCC has provided to the Parent a preliminary version of Appendix I to this Agreement setting out a list of Business Employees with their job title, job grade, primary work location and whether such individual is a Business Employee pursuant to clause (y) of the following sentence. Each individual listed on Appendix I has been identified by TDCC as a Business Employee because he or she is (x) more than 50% dedicated to the Business; or (y) designated as integral to the operation of the Business on a post-closing basis (together, the “Identification Criteria”). TDCC shall update Appendix I to this Agreement prior to the Closing Date to reflect changes on account of: (a) new hires (including internal transfers from within TDCC and the other Dow Entities to fill open roles) who satisfy the Identification Criteria added in the ordinary course of business consistent with past practice prior to the Closing Date; provided that such Business Employee has the requisite background, training, experience and, if applicable, licenses to perform the duties and responsibilities associated with the applicable position; (b) voluntary attrition by the Business Employees; (c) non-material changes intended to correct good faith errors or omissions by TDCC in determining which Business Employees satisfy the Identification Criteria; (d) a Business Employee rejecting a transfer or offer of employment, where permitted by applicable Law, any applicable collective bargaining agreement or where otherwise permitted by this Agreement (a “Rejecting Employee”); (e) an individual being added as a Business Employee as a substitute for a Business Employee rejecting a transfer or offer of employment where permitted by applicable Law; provided that such Business Employee has the requisite background, training, experience and, if applicable, licenses to perform the duties and responsibilities associated with the applicable position; (f) Business Employees whose employment is terminated by Dow due to justifiable cause or other similar principle relevant under any applicable Law; and (g) other changes agreed in writing by the parties hereto. TDCC shall provide to the Parent an interim version of Appendix I to this Agreement setting forth all of the Transferred Employees no later than 30 days prior to the Closing Date, with a final version of Appendix I to be provided no later than 30 days following the Closing Date. From and following the date 30 days prior to the Closing Date, TDCC shall be permitted to update Appendix I to this Agreement only to reflect changes on account of subsections (b), (d), (f) and (g) listed above in this Section 1.01. No later than 30 days following the date of this Agreement, TDCC shall provide Parent a preliminary schedule of Employee Data with respect to each Business Employee listed on Appendix I to this Agreement, and such schedule shall be updated by TDCC in connection with any update to Appendix I to this Agreement. Unless prohibited by applicable Law or any applicable collective bargaining agreement, and except as required to provide any necessary notice of termination, TDCC and the other TDCC Entities shall not continue to employ any Rejecting Employee following the Closing Date; provided that, Parent has complied with its obligations under Section 1.02 of this Agreement; provided further, for the avoidance of doubt, the Rejecting Employees shall remain Business Employees for purposes of Section 7.16 of the Merger Agreement. For all purposes of this Agreement, including, without limitation, Appendix I to this Agreement, to the extent (1) TDCC has reasonably determined in good faith that it is necessary or advisable in order to comply with data privacy rules and other applicable data protection Law (the “Data Protection Laws”) to exclude from any appendix and not make available to Parent any particular items of information and (2) the consent from each respective individual covered by any Data Protection Laws to provide the particular item of information has not otherwise been obtained in a manner that complies with the Data Protection Laws, then TDCC may exclude the portions of the information from any such appendix and not make such portions of information available to Parent unless and until TDCC determines that such information may be provided in accordance with the Data Protection Laws. For all purposes of the appendices to this Agreement, an individual will be deemed to be “listed” or included on a “list” on an appendix to this Agreement if the appendix includes sufficient data or codes on an anonymized basis so that the parties can reasonably and reliably identify the individual.

Section 1.02 Comparability. Except to the extent otherwise required by applicable Law or any applicable collective bargaining agreement, as soon as reasonably practicable, but in no event later than two (2) weeks prior to the Closing Date (or two (2) weeks following the identification of an individual as a Business Employee on Appendix I to this Agreement, if later), the Parent shall, and shall cause the other Parent Entities to, communicate in writing to the Business Employees (excluding the U.S. Union Employees) by any method determined by Parent and its Subsidiaries, including mass communications or otherwise (or, to the extent required by applicable Law, Parent or its applicable Subsidiary shall provide the Business Employees, but excluding the U.S. Union Employees with written notices of their continuing employment), which communications shall: (a) advise such Business Employees of the terms and conditions of their respective position with the Parent, which position shall be comparable, as of the Closing Date, to the position held, with respect to both job level and duties, by such Business Employee immediately prior to the Closing Date; (b) state, among other things, an annual base salary and annual incentive compensation opportunity (excluding any equity or equity-based compensation) during at least the Comparability Period that shall be not less than that provided by TDCC or one of its Affiliates, to the Business Employee immediately prior to the Closing Date; (c) include a summary of benefits and other compensation to be provided to such Business Employee, which benefits and other compensation, during the Comparability Period, shall be substantially comparable in value, when taken as a whole, to those to which such Business Employee was entitled prior to the Closing (including any equity or equity-based compensation other than pursuant to the ESPP or the PSPP); and (d) except as otherwise consented to in writing by the applicable Business Employee or in the event that Parent provides such Business Employee with severance pursuant to Section 1.11 (subject to the terms of such Section 1.11), not require a Geographic Relocation of the Business Employee. Except to the extent otherwise required by this Agreement, the Parent shall not, and shall cause its Affiliates not to, reduce the annual base salary or annual incentive compensation opportunity or benefits of any Transferred Employee in a manner that would violate the immediately preceding sentence, but excluding the Transferred U.S. Union Employees, during the Comparability Period. Nothing contained in this Agreement shall confer upon a Transferred Employee any right to continued employment with any Parent Entity, nor shall anything herein interfere with the right of any Parent Entity to terminate the employment of any of the Transferred Employees at any time after the Closing Date in accordance with applicable Law, provided, however, that (i) neither the Parent nor any other Parent Entity shall have any right of recourse against TDCC or any other Dow Entity resulting from any Loss or other Liability related to an employment termination of any of the Transferred Employees by the Parent or any other Parent Entity on or after the Closing Date, and (ii) the Parent shall, and shall cause each other Parent Entity to, jointly and severally, defend, indemnify, hold harmless and timely pay (by advancing the necessary funds) any Loss or other Liability incurred by TDCC or a TDCC Indemnified Party, or for which a TDCC Indemnified Party may become or be held liable, as a result of or in connection with such termination of any Transferred Employee by a Parent Entity. Notwithstanding anything in this Section 1.02 to the contrary, for purposes of satisfying the comparability requirements of this Section 1.02, such comparability (A) may be made on an aggregate basis for the Transferred Employees as a whole and not individually for each Transferred Employee and (B) shall not be interpreted to require the Parent to replicate or provide defined benefit, equity or equity-based compensation or retiree medical benefits or, in the U.S., nonqualified deferred compensation plans (but, for the avoidance of doubt, the value of such benefits, other than the ESPP and PSPP, must be taken into account for comparability purposes, which, with respect to defined benefit plans, shall be based on the aggregate annual service costs of TDCC or the applicable Dow Entity for the applicable defined benefit pension plan for the 2015 plan year), subject, in each case, to applicable Law and any applicable collective bargaining agreement.

Section 1.03 Employee Benefit Plans. Except as otherwise specifically provided in this Agreement, and except to the extent otherwise required by applicable Law, as of the Closing Date, TDCC shall cause each Transferred Employee to cease to be an active participant in the Dow Plans. Each Transferred Employee shall be entitled to participate in the employee benefit plans and arrangements maintained by the Parent or the relevant Parent Entity on and after the Closing Date. Each Transferred Employee shall receive credit for service with Dow and, to the extent recognized by Dow, its predecessors, under the employee benefit plans and arrangements of the Parent or the relevant Parent Entity for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit (a) be provided with respect to any defined benefit pension plan unless such plan assumed any assets and/or liabilities relating to benefits accrued by such Transferred Employee under a Dow Plan that is a defined benefit pension plan or (b) result in the duplication of benefits or the funding thereof. In addition, the Parent shall, and shall cause the relevant Parent Entity to, use commercially reasonable efforts to waive any limitations as to preexisting conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for Transferred Employees under their respective plans and shall credit Transferred Employees for co-payments and deductibles paid prior to the Closing Date during the year in which the Closing occurs in satisfying any deductible or out-of-pocket requirements.

Section 1.04 Vacation. Except to the extent otherwise required by applicable Law or as expressly provided otherwise in this Agreement, the Parent shall, and shall cause the other Parent Entities to, effective as of the Closing Date, assume all Liabilities for all earned or accrued but unused vacation benefits of the Transferred Employees, including the Transferred U.S. Union Employees, with a Dow Entity (the “Assumed Vacation Liabilities”), which, for each Transferred Employee (including, for the avoidance of doubt, Transferred U.S. Union Employees), shall be set forth in Appendix II to this Agreement and provided to the Parent within 30 days following the Closing Date (and shall be updated, to the extent necessary, at the time that the final version of Appendix I is provided to the Parent). As of the Closing, Dow shall be relieved of all Assumed Vacation Liabilities, except to the extent otherwise required by applicable Law. Where required by applicable Law, TDCC shall, and shall cause its Affiliates to, pay out all earned or accrued but unused vacation benefits to the Transferred Employees as soon as administratively practicable following the Closing Date (irrespective of the fact that such Transferred Employees will not be employed by Dow after the Closing Date). The Parent shall, and shall cause each other Parent Entity to, permit such Transferred Employees who receive payment of their earned or accrued but unused vacation benefits to take vacations after the Closing that were scheduled before the Closing; provided, however, that all or a portion of any such scheduled vacation may be on an unpaid basis if and to the extent such vacation or portion thereof is attributable to the unused accrued vacation benefits paid by Dow in accordance with this Section 1.04. The Parent shall, and shall cause each other Parent Entity to, permit each Transferred Employee, during the balance of the calendar year in which the Closing occurs, to take vacation days in respect of the amount of unused vacation assumed by the Parent and the other Parent Entities with respect to each Transferred Employee. Except to the extent otherwise required by applicable Law or as expressly provided otherwise in this Agreement, the Transferred Union Employees shall receive vacation benefits under the terms of the applicable collective bargaining agreement covering Union Employees and, during the Comparability Period, the Transferred Employees (excluding, for the avoidance of doubt, the Transferred U.S. Union Employees) shall receive vacation benefits under the terms of the vacation benefit policies of the Parent or the relevant Parent Entity applicable to similarly situated employees of the Parent or another relevant Parent Entity, in each case after giving credit for each Transferred Employee’s service with Dow.

Section 1.05 HR Liabilities. Except as expressly provided otherwise in this Agreement or as required by applicable Law, TDCC or the relevant Dow Entity shall be responsible for and discharge the HR Liabilities in respect of (a) Transferred Employees (including, for the avoidance of doubt, Transferred U.S. Union Employees) arising as a result of any action, omission, failure to act or other matter or thing that occurred before the Closing Date and that remains outstanding as of the Closing Date (other than any HR Liabilities that are transferred to a Parent Entity pursuant to applicable Law) and (b) all employees and former employees of TDCC and the Dow Entities (including the Business Employees) who do not become Transferred Employees, whether arising prior to, on or after the Closing Date. Effective on and after the Closing Date, the Parent shall, and shall cause each other Parent Entity to, be responsible for and discharge, all HR Liabilities in respect of Transferred Employees (including, for the avoidance of doubt, Transferred U.S. Union Employees) (i) arising as a result of any action, omission, failure to act or other matter or thing that occurred on or following the Closing Date, (ii) related to HR Liabilities that are transferred to the Parent Entities pursuant to applicable Law or (iii) that the Parent, a Transferred Subsidiary or another Parent Entity explicitly agrees to assume pursuant to this Agreement (clauses (i), (ii) and (iii), collectively the “Assumed HR Liabilities”). The parties hereto shall, and shall cause each applicable Affiliate to, jointly and severally, defend, indemnify, hold harmless and timely pay (by advancing the necessary funds) any loss, Liability, damage, cost or expense incurred by any applicable Indemnified Party or for which an Indemnified Party may become or be held liable, as a result of or in connection with any and all HR Liabilities described in this Section 1.05, in each case, to the extent required by Article IV of the Separation Agreement.

Section 1.06 Transition Services. Except as expressly provided otherwise in this Agreement, neither TDCC nor any other Dow Entity shall provide, or cause to be provided, any transition services in respect of employee benefits or human resources services for the Parent Entities or the Transferred Employees. The Parent shall, and shall cause each other Parent Entity to, take all necessary action to ensure that the Transferred Subsidiaries are in a position to commence or continue the employment of and provide the applicable employee benefits to, the Transferred Employees effective on the Closing Date.

Section 1.07 Employee Records. Except to the extent otherwise prohibited by applicable Law, as of the Closing Date (or such earlier time as necessary for Parent to comply with the provisions of this Agreement), TDCC and the relevant Dow Entities shall transfer copies of all Employee Records to the Parent or another Parent Entity.

Section 1.08 Approvals and Delayed Transfer. The parties hereto shall use their reasonable best efforts to obtain the approval or consent of the applicable Governmental Authority, Employee Representative Body or any labor authority as may be advisable or required for the transfer of the Business Employees, if any, under applicable Law or any relevant collective bargaining or other similar agreement. In the event any such approval or consent (including agreement on any Reconciliation of Interests Agreement) is not obtained which may affect the transfer of Business Employees as of the Closing Date, TDCC shall identify with an asterisk any such Business Employees set forth on Appendix I to this Agreement who may be subject to transfer to the Parent following the Closing Date (the “Delayed Transfer Employees”). If there are any Delayed Transfer Employees, the parties hereto shall, subject to applicable Law and any applicable collective bargaining agreement, use their reasonable best efforts to enter into, or cause an applicable Subsidiary of such party to enter into, one or more agreements or arrangements pursuant to which the applicable Dow Entity provides the services of such Delayed Transfer Employees to the Business from and after the Closing Date, until the date on which each such Delayed Transfer Employee is transferred to the Business or such earlier date as may be mutually agreed by the parties hereto, so as to allow the parties hereto and their respective Affiliates to be in the same economic position as if the Delayed Transfer Employees had been transferred to a Parent Entity as of the Closing Date. The Parent shall, and shall cause the other Parent Entities to, be responsible for and compensate the applicable Dow Entity through a services fee or a similar arrangement, for all costs, including salaries, benefits and all other HR Liabilities, other than any such costs incurred due to the negligence, fraud or misconduct of a Delayed Transfer Employee or employee of TDCC or one of the Dow Entities (the “Covered Liabilities”) arising from the continued employment of such Delayed Transfer Employees by a Dow Entity from the Closing Date until the date on which each such Delayed Transfer Employee is transferred to a Parent Entity or such earlier date as may be mutually agreed by the parties hereto, and the Parent shall, and shall cause each other Parent Entity to, indemnify the TDCC Indemnified Parties for any and all such Covered Liabilities incurred by Dow in accordance with Article IV of the Separation Agreement. As of the time, if any, that the Delayed Transfer Employees transfer to a Parent Entity, the Parent shall, and shall cause each other Parent Entity to, treat the Delayed Transfer Employees as if they had been transferred as of the Closing Date, subject to applicable Law and any applicable collective bargaining agreement; provided that the Covered Liabilities for which the applicable Dow Entity has been compensated through a services fee or similar arrangement shall be retained by the applicable Dow Entity. For the avoidance of doubt, except to the extent otherwise required by applicable Law or applicable collective bargaining agreement, in no event shall the employment terms and conditions of the Delayed Transfer Employees during the period beginning upon commencement of employment with Parent and the Parent Entities and ending upon expiration of the Continuation Period be less favorable than the employment terms and conditions of similarly situated Business Employees.

Section 1.09 Work Permits. If any Business Employee requires a work permit or employment pass or other approval under applicable Law for his or her employment with any Transferred Subsidiary, the parties hereto shall, and shall cause the applicable Transferred Subsidiary to, use their commercially reasonable efforts to cause any such permit, pass or other approval under applicable Law to be obtained and in effect as of the Closing Date. In the event any such permit, pass or other approval under applicable Law is not obtained and in effect as of the Closing Date, the Parent shall, and shall cause each other applicable Parent Entity to, use their commercially reasonable efforts to cause any such permit, pass or other approval under applicable Law to be obtained as soon as reasonably practicable thereafter.

Section 1.10 Seconded Employees. (a) Notwithstanding anything in this Agreement to the contrary, the Business Employees identified on Appendix I to this

Agreement as seconded employees (each, a “Seconded Employee” and collectively, the “Seconded Employees”), which Appendix I to this Agreement shall be provided by TDCC to the Parent upon the execution of this Agreement in accordance with Section 1.01, who otherwise would become Transferred Employees as of the Closing Date shall instead be seconded to the Parent or another Parent Entity in accordance with the terms of an applicable seconding agreement, in accordance with the form of Dow’s seconding agreement, which has been made available to Parent prior to the date of this Agreement (the “Seconding Agreement”), with such secondments to be effective from the Closing Date up to and including the respective dates set forth in the Seconding Agreement; provided, however, that no secondment period under the Seconding Agreement shall exceed six (6) full calendar months after the Closing Date. Effective upon the expiration of the Seconded Employee’s secondment period, such Seconded Employee shall transfer to the Parent or another designated Parent Entity in accordance with the transfer provisions of this Agreement and each such Seconded Employee who becomes an employee of the Parent or another Parent Entity after the Closing shall be a Transferred Employee as of the expiration of the Seconded Employee’s secondment period, and any obligations of the Parent and its Affiliates hereunder with respect to any such Seconded Employee shall not commence until such Seconded Employee becomes a Transferred Employee. Notwithstanding anything in this Agreement to the contrary, each U.S. Employee set forth on Appendix I to this Agreement who is a participant in any Dow Plan that provides for retiree health or welfare benefits as of the Closing Date but who has not satisfied the eligibility criteria to receive any retiree health or welfare benefits under any such plan as of the Closing Date and, subject to continued employment with Dow, would have satisfied such criteria during the six-month period immediately following the Closing Date (each, a “Retiree Welfare Employee”), shall be a Seconded Employee.

(b) In addition to the foregoing, to the extent Parent wishes to retain their services, TDCC shall temporarily second those employees of TDCC listed on Appendix VI to this Agreement, an initial version of which Appendix VI to this Agreement shall be provided by TDCC to the Parent in anonymized form upon the execution of this Agreement and shall be finalized 30 days prior to the Closing, for the periods set forth on Appendix VI to this Agreement pursuant to the Seconding Agreement; provided that, in no event shall Parent be responsible or have any Liability for any severance or continued welfare benefit obligations in respect of those employees of TDCC listed on Appendix VI to this Agreement, whether pursuant to the Seconding Agreement or otherwise, and TDCC shall, and shall cause each other TDCC Entity to, jointly and severally, defend, indemnify, hold harmless and timely pay (by advancing the necessary funds) any Loss or other Liability incurred by Parent or any other Parent Entity in connection with such obligations, unless such person is eventually employed by Parent or any other Parent Entity in compliance with the terms of the Merger Agreement or this Agreement.

Section 1.11 Severance. Unless otherwise required by applicable Law or expressly provided otherwise in this Agreement, the Parent shall bear the cost and expense of the termination of the employment of any Transferred Employee (a) on the Closing that results from a breach by Parent or any other Parent Entity of this Agreement or the termination of employment of any Transferred Employee by Parent or any other Parent Entity and (b) following the Closing Date. Unless otherwise required by applicable Law or expressly provided otherwise in this Agreement, Dow shall bear the cost and expense of the termination of the employment of any Transferred Employee that arises from such Transferred Employee’s transfer (automatic or otherwise) of employment to Parent of any of the Parent Entities. The Parent shall, and shall cause each other Parent Entity to, for each Transferred Employee who, within the Comparability Period, (i) is involuntarily terminated by the Parent or any of its Affiliates without Good Cause, (ii) has his or her annual base salary or annual incentive compensation opportunity (excluding any equity or equity-based compensation) reduced in a manner that would constitute a breach of Section 1.02 of this Agreement, and as a consequence Transferred Employee elects to terminate his or her employment with the Parent or its Affiliates, or (iii) elects to terminate his or her employment with the Parent or its Affiliates following a requirement that such Transferred Employee take a position that requires a Geographic Relocation (or otherwise requires such Transferred Employee to undergo a Geographic Relocation), and, in each case, executes (and does not revoke) a release of claims in a form reasonably acceptable to Parent in favor of Parent and the other Parent Entities, provide cash severance and continued welfare benefits to each such Transferred Employee that are at least equal to the greater of (A) the cash severance and continued welfare benefits such Transferred Employee would have received under the terms of the applicable severance plan of TDCC or the other Dow Entities as of immediately prior to the Closing and (B) the cash severance and continued welfare benefits such Transferred Employee would receive under the terms of the applicable severance plan of the Parent or its Affiliates as of the time of such termination; provided, however, that in no event shall any such Transferred Employee receive less than four (4) calendar weeks of cash severance and continued welfare benefits, in each case subject to the applicable Law. The Parent shall bear all Liability for any claims of any Transferred Employee arising out of the employment or termination of such Transferred Employee by the Parent or any of its Affiliates on and following the Closing.

Section 1.12 Annual Bonuses. Subject to applicable Law and any applicable collective bargaining agreement, TDCC shall retain the Liability for a prorated portion of any cash bonus payable to the Transferred Employees pursuant to the terms of TDCC Performance Award program (“TDCC Bonus Plan”), if any, applicable to such Transferred Employees for the calendar year in which the Closing occurs, and TDCC shall determine achievement of any applicable individual performance criteria in good faith based on performance through the Closing. At the same time that TDCC and the other Dow Entities generally make such payments, if any, to their employees, TDCC shall pay to the Transferred Employees who participated in the TDCC Bonus Plan immediately prior to the Closing prorated bonus payments in amounts equal to the applicable Transferred Employee’s annual bonus calculated pursuant to the terms of the TDCC Bonus Plan multiplied by a fraction, (a) the numerator of which is the number of days in the calendar year in which the Closing occurs that elapse prior to the Closing, and (b) the denominator of which is the total number of days in such year. To the extent that the TDCC Bonus Plan considers TDCC performance criteria in determining the bonus amount, those performance criteria shall be considered achieved at the level actually achieved at the end of the calendar year in which the Closing occurs. For the period beginning on the Closing Date through the calendar year in which the Closing occurs, Parent shall allow the Transferred Employees to participate in a bonus plan of Parent that satisfies the comparability requirements of Section 1.02 of this Agreement, and shall be responsible for any prorated bonus amounts based on the number of days in the calendar year in which the Closing occurs that elapse on and following the Closing. TDCC and the other Dow Entities shall be responsible for the Tax reporting and remitting the amounts of any Taxes required to be withheld to the appropriate Governmental Authority in connection with payment of their portion of the annual bonuses for the Transferred Employees who are participants in the TDCC Bonus Plan.

Section 1.13 Dow Stock Awards. Unless otherwise required by applicable Law, effective as of the Closing Date, TDCC shall take all necessary action to cause the outstanding, unvested Dow Stock Awards held by Transferred Employees immediately prior to the Closing to continue to vest and to otherwise be treated in accordance with their terms and conditions and those of the applicable Dow Stock Plan, except as otherwise modified below or as provided for in Appendix VII to this Agreement. Prior to the Closing, TDCC shall, to the extent permitted pursuant to applicable Law and the applicable terms of the Dow Stock Plans, take such actions as may be necessary or appropriate to amend the exercise period with respect to outstanding Dow Stock Options held by Transferred Employees to expire at the expiration of the Dow Stock Options’ terms. Furthermore, following the Closing, TDCC shall take all necessary action to cause the waiver of all clawback rights with respect to (i) any outstanding Dow Stock Options held by Transferred Employees and (ii) any Dow Stock Options exercised by Transferred Employees during the one year period prior to the Closing Date. TDCC and the other Dow Entities shall be responsible for the Tax reporting and remitting the amounts of any Taxes required to be withheld to the appropriate Governmental Authority in connection with the Dow Stock Awards held by the Transferred Employees.

Section 1.14 Restrictive Covenants. The parties hereto agree and acknowledge that the Transferred Assets include, to the extent they relate to the Business and to the extent permitted by applicable Law, all the rights of TDCC and any other Dow Entity under or with respect to all Restrictive Covenant Agreements with all Transferred Employees, and all of any such rights (but not obligations) under such agreements with Former Business Employees. No later than 30 days prior to the Closing Date, TDCC shall use its best efforts to deliver to Parent a copy of each Restrictive Covenant Agreement with each Business Employee. For purposes of this Section 1.14, a Restrictive Covenant Agreement for a Business Employee that is a Dow Stock Award shall be deemed delivered if a form of Dow Stock Award is delivered along with a schedule listing the applicable Business Employee for whom such form of Dow Stock Award applies.

Section 1.15 Employment of Business Employees. Except as otherwise contemplated in this Agreement, TDCC and the other TDCC Entities shall cause the employment of each active Business Employee to be transferred to Spinco or a Transferred Subsidiary, as applicable, no later than the date of the Closing Date.

ARTICLE II

UNITED STATES

Section 2.01 General. Subject to the foregoing, the Parent shall, and shall cause the Transferred Subsidiaries to, employ, effective as of and from the Closing, all of the U.S. Employees, excluding U.S. Union Employees, set forth on Appendix I to this Agreement upon employment terms and conditions in accordance with Section 1.02 to this Agreement. Each U.S. Employee, excluding U.S. Union Employees, who is or becomes a Transferred Employee shall be referred to as a “U.S. Transferred Employee”. To the extent the Parent or any Parent Entity does not comply with this Section 2.01 or with Section 1.02 of this

Agreement and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any U.S. Employee (pursuant to a severance plan of Dow, or otherwise) in connection with the transactions contemplated by this Agreement (either alone or in combination with any subsequent event) on, prior to or following the Closing, the Parent shall indemnify such TDCC Indemnified Party for any and all such amounts. The Parent shall, and shall cause the Transferred Subsidiaries to be required to employ those U.S. Employees set forth on Appendix I to this Agreement who are on an approved leave of absence as of the date hereof and who return to active duty within six (6) months following the Closing Date.

Section 2.02 U.S. Labor Matters. (a) Certain of the U.S. Employees are represented by a union and are covered by a U.S. Union Contract.

(b) The parties hereto acknowledge and agree that the Parent shall, and shall cause the Transferred Subsidiaries to, be required to adopt and assume the U.S. Union Contracts and recognize the unions that are party to the U.S. Union Contracts with respect to the Transferred Employees. The Parent shall, and shall cause the Transferred Subsidiaries to, employ, effective as of and from the Closing, the Union Employees whose employment is subject to the terms and conditions of a U.S. Union Contract (the “U.S. Union Employees”) and shall employ the U.S. Union Employees on the terms and conditions of the applicable U.S. Union Contract. The Parent shall, or shall cause the Transferred Subsidiaries to not require a Geographic Relocation of any U.S. Union Employee. Each U.S. Union Employee who is or becomes a Transferred Employee shall be referred to as a “Transferred U.S. Union Employee.” As soon as reasonably practicable, but in no event later than two (2) weeks prior to the Closing Date (unless otherwise required by applicable Law or the U.S. Union Contracts), the Parent shall, and shall cause the Transferred Subsidiaries to, advise the U.S. Union Employees’ representatives in writing that the Parent and the Transferred Subsidiaries will adopt and assume the U.S. Union Contracts and recognize the unions that are party to the U.S. Union Contracts and communicate in writing to each employee of the terms and conditions of the employee’s position with the Parent or a Transferred Subsidiary. Except to the extent otherwise required by applicable Law or otherwise permitted by the U.S. Union Contracts, the Parent shall not, and shall cause its Affiliates and any successor to the Business not to reduce the hourly wage rates or annual incentive compensation opportunities or benefits of any Transferred U.S. Union Employee during the Comparability Period.

(c) To the extent the Parent or any Parent Entity does not comply with Section 2.02(b) and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any U.S. Union Employee (pursuant to a severance plan of Dow, or otherwise) in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (either alone or in combination with any subsequent event) on or following the Closing, the Parent shall indemnify such TDCC Indemnified Party for any and all such amounts. The Parent shall, and shall cause the Transferred Subsidiaries to, employ those U.S. Union Employees set forth on Appendix I to this Agreement who are on an approved leave of absence as of the date hereof and who return to active duty within the longer of six (6) months or the period, if any, required by applicable Law or any collective bargaining agreement.

(d) The Parent shall, and shall cause the Transferred Subsidiaries to, comply with any notification, consent and consultation obligations arising following the Closing that the Parent or the Transferred Subsidiaries may have in connection with the U.S. Union Contracts in relation to the matters contemplated by this Agreement.

Section 2.03 U.S. Tax-Qualified Defined Benefit Plans. (a) Effective as of the Closing Date, the U.S. Transferred Employees and the Transferred U.S. Union Employees shall be considered terminated participants under the Dow Employees’ Pension Plan, the Union Carbide Employees’ Pension Plan, and the Rohm & Haas Company Retirement Plan (the “U.S. DB Plans”) and shall cease to accrue benefits thereunder.

(b) Within 120 days of the date of this Agreement, TDCC shall elect and notify Parent in writing whether or not to invoke its option to transfer pension assets and the related liabilities to the Olin Corporation Employees Pension Plan (“Parent’s DB Plan”) in accordance with the provisions outlined below (the “Pension Election”).

(c) Calculation of Transfer Amount. If TDCC exercises the Pension Election, then within 120 days following the date of this Agreement, Dow shall cause its actuary (“Dow’s Actuary”) to certify, in accordance with the requirements of ERISA and the Code, to an actuary designated by Parent (the “Parent’s Actuary”) an amount of assets to be transferred by TDCC and liabilities to be assumed by the Parent’s DB Plan in respect of the U.S. DB Plans with effect as of the Closing Date, which represents the assets and liabilities related to the accrued benefits pursuant to the written terms of the U.S. DB Plans of such U.S. Transferred Employees and the Transferred U.S. Union Employees, plus an additional amount related to the accrued benefits pursuant to the written terms of the U.S. DB Plans of certain former employees of the Business who are not in pay status as of the Closing Date (the “Former Employees”) (collectively, the “Assumed Pension Liability”). The amount of assets to be transferred to the Parent’s DB Plan (the “Transfer Amount”) shall be the amount determined under the plan spin-off allocation procedures of Section 414(l) of the Code using the actuarial assumptions and methodology deemed reasonable by Dow, subject to any requirements under such Section of the Code and ERISA. For purposes of this Section 2.03(c), the fair market value of the assets of the U.S. DB Plans shall be based on actual market values as of the Closing Date.

(d) Transfer of Assets. As soon as practicable following the final determination of the Transfer Amount but in no event later than 60 days thereafter, subject to the assumption of the Assumed Pension Liability by Parent’s DB Plan, Dow shall cause the trustee of the U.S. DB Plans to transfer to the trustee of the Parent’s DB Plan an amount in cash equal to: (i) the Transfer Amount; plus (ii) for the period between the Closing Date and the date the assets are transferred (the “Transfer Date”), an interest increment on the Transfer Amount at the rate equal to the yield on the three month US Treasury Bill rate as of the Closing Date; less (iii) any benefit payments that are made from the U.S. DB Plans to the Transferred Employees and the Former Employees for the period between the Closing Date and the Transfer Date. The Transfer Amount shall be made in cash (or, to the extent agreed to by Parent in writing, marketable securities).

(e) Information Sharing. The parties agree to promptly provide such pertinent data or information as each other may reasonably require to implement the requirements of this Agreement (including, without limitation, information required for purposes of the Parent’s Actuary verification process in subsection (i) below, and information needed for administration of the accrued benefits of the U.S. Transferred Employees, Transferred U.S. Union Employees and Former Employees underlying the Assumed Pension Liability that is transferred to Parent’s pension plans). Each party shall bear their own costs related to this section.

(f) Filings. Dow and Parent shall, in connection with the transfers described herein, cooperate in making all appropriate filings required under the Code or ERISA and such transfers shall not take place until after the expiration of the thirty (30) day period following the date of filing the required Forms 5310 with the Internal Revenue Service (the “IRS”).

(g) Representations and Warranties. Dow warrants and represents that the U.S. DB Plans are in receipt of a favorable IRS determination letter with respect to the qualification of the plans under Section 401(a) of the Code and, to the Knowledge of TDCC, no facts or circumstances exist that could lead to the disqualification of the U.S. DB Plans. Parent warrants and represents that the Parent’s DB Plan is in receipt of a favorable IRS determination letter with respect to the qualification of the plan under Section 401(a) of the Code and, to the Knowledge of Parent, no facts or circumstances exist that could lead to the disqualification of Parent’s DB Plan. Notwithstanding anything in this Section 2.03, the Transfer Date shall not occur until such time as Parent has been provided evidence reasonably satisfactory to Parent that (i) the U.S. DB Plans satisfy the requirements for a qualified plan under Section 401(a) of the Code and (ii) such trust is exempt from tax under Section 501(a) of the Code, and the parties have received all other approvals in respect of the Pension Election from all applicable Governmental Authorities.

(h) Calculation of the Assumed Pension Liability; Assumption of Liability. The amount of the Assumed Pension Liability shall be determined as of the Closing Date using the actuarial assumptions and calculation procedures used by TDCC in the determination of the most recent accumulated benefit obligation amount as disclosed by TDCC in its filings with the SEC in accordance with ASC 715-30, except for the discount rate, which shall be determined as of the Closing Date using such calculation procedures; provided, however, that in no event shall the amount of the Assumed Pension Liability less the Transfer Amount (the “Net Pension Liability”) exceed $400 million. Parent’s DB Plan shall assume the Assumed Pension Liability on the Transfer Date, but with effect from the Closing Date, and subject to receipt of the Transfer Amount.

(i) Dispute of Transfer Amount and Assumed Pension Liability. As soon as practicable, but in no event later than 60 days, following the certification of the Transfer Amount and the Assumed Pension Liability by Dow’s Actuary, Parent’s Actuary may object to the accuracy of the determination of the Transfer Amount and the Assumed Pension Liability. In such event, a third actuary shall be designated by Parent’s Actuary (the cost of which shall be borne equally by Dow and Parent), who shall make a final and binding determination of the Transfer Amount and the Assumed Pension Liability based upon the above described assumptions. The Transfer Amount and the Assumed Pension Liability shall be updated as of the Closing Date in accordance with the same assumptions, methodology and certification procedures set forth above.

(j) True Up. If the Net Pension Liability is less than $400 million, within five (5) days following the Transfer Date, Parent shall pay Dow an amount in cash equal to the product of (x) and (y), where (x) equals (1) $400 million minus (2) the Net Pension Liability and (y) equals 0.5. To the extent that TDCC does not make the Pension Election, then Parent shall pay Dow $200 million in cash within five days of the Closing Date.

Section 2.04 U.S. Tax-Qualified Defined Contribution Plans. (a) Effective as of the Closing Date, contributions under The Dow Chemical Company Employees’ Savings Plan, or any successor plan (the “TDCC Savings Plan”), in respect of the U.S. Transferred Employees and the Transferred U.S. Union Employees who participated in TDCC Savings Plan (the “Participants”) shall cease. TDCC shall, or shall cause the applicable Dow Entity to, effective as of the Closing Date, fully vest each Participant in his or her benefits under the TDCC Savings Plan.

(b) Effective as of the Closing Date, the Parent shall, and shall cause the Transferred Subsidiaries to, establish or designate a defined contribution retirement plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent Savings Plan”) for the benefit of U.S. Transferred Employees and Transferred U.S. Union Employees; provided, however, that the Parent Savings Plan shall not permit any contributions made after the Closing Date to be invested in common stock of TDCC and shall not permit any Participant in the Parent Savings Plan to invest any portion of the Participant’s transferred account in common stock of TDCC.

(c) The Parent shall, and shall cause the Transferred Subsidiaries to, take all actions necessary to allow the U.S. Transferred Employees and Transferred U.S. Union Employees to make eligible rollover contributions to the Parent Savings Plan of their account balances under the TDCC Savings Plan as soon as practicable following the Closing. The Parent shall, and shall cause the Transferred Subsidiaries to, ensure that the Parent Savings Plan shall permit U.S. Transferred Employees and Transferred U.S. Union Employees to continue in the Parent Savings Plan any plan loans they received under TDCC Savings Plan that are outstanding as of the Closing Date.

Section 2.05 U.S. Non-Retiree Welfare Benefits. (a) TDCC shall cause the U.S. Transferred Employees and the Transferred U.S. Union Employees to cease to participate in and accrue benefits under the welfare benefit plans sponsored by Dow as of the Closing Date.

(b) On or prior to the Closing Date, the Parent shall, and shall cause the Transferred Subsidiaries to, establish or designate welfare benefit plans in which U.S. Transferred Employees and Transferred U.S. Union Employees shall participate immediately following the Closing Date (the “Parent U.S. Welfare Plans”). Following the Closing, the Parent agrees to use commercially reasonable efforts to provide that the U.S. Transferred Employees and Transferred U.S. Union Employees shall be immediately eligible to commence participation in the Parent U.S. Welfare Plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability requirements or pre-existing condition limitations. The Parent shall, and shall cause the Transferred Subsidiaries to, use commercially reasonable efforts to credit each U.S. Transferred Employee and Transferred U.S. Union Employee who participates in a Parent U.S. Welfare Plan with all deductibles, co-payments and co-insurance paid by, as well as any applicable outstanding flexible spending account balances with respect to, the U.S. Transferred Employee and Transferred U.S. Union Employee under the corresponding Dow welfare benefit plan prior to the Closing Date, and, with respect to the calendar year in which the Closing occurs, for the purpose of determining the extent to which any such U.S. Transferred Employee or Transferred U.S. Union Employee has satisfied his deductible and whether he has reached the out-of-pocket maximum limit under the corresponding Parent U.S. Welfare Plan for that year; provided, however, that, as soon as practicable following the Closing Date, TDCC shall, or shall cause its third-party benefits administrator to, provide to the Parent or the third-party benefits administrator of the Parent or the relevant Transferred Subsidiary, in writing, the deductible, co-payment and co-insurance amounts paid by each U.S. Transferred Employee and Transferred U.S. Union Employee as of the Closing Date.

(c) Notwithstanding anything herein to the contrary, Dow shall remain responsible for any incurred but not reported claims that arose prior to the Closing Date with respect to any U.S. Transferred Employee or Transferred U.S. Union Employee under any and all welfare benefit plans sponsored by Dow as of the Closing Date. Except in the event of any claim for workers’ compensation benefits, for purposes of this Section 2.05(c), the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits, and (ii) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

(d) TDCC shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Closing by Transferred Employees that are payable under the terms and conditions of the workers’ compensation programs of TDCC or the applicable Dow Entity. Parent’s workers’ compensation program shall be responsible for all claims for workers’ compensation benefits that are incurred from and after the Closing by Transferred Employees that are payable under the terms and conditions of the workers’ compensation program of Parent or the applicable Parent Entity. For purposes of this Section 2.05(d), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of TDCC and Parent and shall be equitably apportioned based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Closing.

(e) Parent shall, or shall cause one of the Parent Entities to, have in effect as of the Closing Date flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Parent’s Cafeteria Plan”) that provide benefits to U.S. Transferred Employees and Transferred U.S. Union Employees. Parent shall, or shall cause one of the Parent Entities to, cause Parent’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from TDCC’s cafeteria plan qualifying under Section 125 of the Code (“TDCC’s Cafeteria Plan”) and shall honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each U.S. Transferred Employee and each Transferred U.S. Union Employee under TDCC’s Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. As soon as practicable following the Closing Date, TDCC shall, or shall cause the applicable other Dow Entity to, cause to be transferred from TDCC’s Cafeteria Plan to Parent’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made during the year in which the Closing Date occurs by U.S. Transferred Employees and Transferred U.S. Union Employees over the aggregate reimbursement payouts made for such year from such accounts to such employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts under TDCC’s Cafeteria Plan made during the year in which the Closing Date occurs to U.S. Transferred Employees and Transferred U.S. Union Employees exceed the aggregate accumulated contributions to such accounts for such year by such employees, Parent shall, or shall cause the applicable Parent Entity to, cause such excess to be transferred to TDCC as soon as practicable following the Closing Date. On and after the Closing Date, Parent shall assume and be solely responsible for all claims by Transferred Employees and Transferred U.S. Union Employees under TDCC’s Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date.

Section 2.06 U.S. Retiree Welfare Benefits. Effective as of the Closing Date, the U.S. Transferred Employees and the Transferred U.S. Union Employees shall be considered terminated participants under the retiree health and welfare benefits plans sponsored by Dow as of the Closing Date and shall cease to accrue benefits thereunder; provided that, subject to the terms of such plans, TDCC and the other Dow Entities shall permit each U.S. Transferred Employee and each Transferred U.S. Union Employee to participate in, and receive benefits from, such plans to the extent such employee satisfies the eligibility criteria to receive benefits under such plans as of the Closing Date or is a Retiree Welfare Employee.

Section 2.07 U.S. Non-Qualified Retirement Plans. Effective as of the Closing Date, the U.S. Transferred Employees and the Transferred U.S. Union Employees who participate in the NQRPs (as defined below) (the “NQRP Employees”) shall be considered terminated participants under (i) The Dow Chemical Company Elective Deferral Plan, (ii) The Dow Chemical Company Executives’ Supplemental Retirement Plan, (iii) the Union Carbide Corporation Executives’ Supplemental Retirement Plan and (iv) the Rohm and Haas Company Non-Qualified Retirement Plan (together, the “NQRPs”) and shall cease to accrue benefits thereunder. Following the Closing, in the event that any NQRP Employee incurs a “separation from service” from the Parent for purposes of Section 409A of the Code, dies or has another payment event occur, the Parent shall, and shall cause the Transferred Subsidiaries to, as promptly as practicable, but in any event within ten (10) Business Days of the applicable date, notify TDCC in writing of such event to permit TDCC to continue to administer the NQRPs with respect to the NQRP Employees. The parties to this Agreement shall closely coordinate and cooperate (and the Parent shall cause the Transferred Subsidiaries to coordinate and cooperate) with respect to any employee communications or employee benefit plan participation information related to the NQRPs and provide other related access and information as may be reasonably required by TDCC to implement the provisions of this Section 2.07 and continue to administer the NQRPs with respect to the NQRP Employees. TDCC shall, or shall cause the applicable Dow Entity to, effective as of the Closing Date, fully vest each NQRP Employee in his or her benefits under the NQRPs.

ARTICLE III

GERMANY

Section 3.01 List of German Employees. The Germany section of Appendix I to this Agreement (as amended pursuant to Section 1.01) distinguishes between German Business Employees who are eligible for a transfer of their employment according to German Civil Code Section 613a to the applicable Transferred Subsidiary in Germany (the “Affected German Employees”) and German Business Employees who shall receive a contractual offer for employment with the applicable Transferred Subsidiary in Germany (the “Offered German Employees”).

Section 3.02 Transfer of Affected German Employees. (a) As promptly as practicable, TDCC shall, or shall cause one of its Affiliates to, draft information letters addressed to the Affected German Employees that comply with the requirements of German Civil Code Section 613a(5) (the “German Information Letters”). TDCC shall cause each of its relevant Subsidiaries that employs the Affected German Employees (a “German Employer Subsidiary”) to execute the German Information Letters, when finalized, and to deliver the German Information Letters to each respective Affected German Employee as soon as reasonably practicable; provided that TDCC and its Affiliates shall not make any commitments in the German Information Letters that are not mandated under German Civil Code Section 613a, and TDCC shall fully indemnify and hold harmless Parent and the Transferred Subsidiaries from all costs and expenses incurred by any such commitments. TDCC shall, or shall cause one of its Affiliates to, provide copies of the German Information Letters to the Parent along with an updated version of Appendix I to this Agreement in accordance with Section 3.02(c) of this Agreement.

(b) With respect to any Affected German Employees who object to being transferred to the applicable Transferred Subsidiary in Germany pursuant to German Civil Code Section 613a(6) (a “Rejecting Affected German Employee”), TDCC shall use commercially reasonable efforts to replace that Rejecting Affected German Employee prior to the Closing Date with an employee of Dow based in Germany who has professional background, training and experience that is reasonably comparable to the professional background, training and experience of the Rejecting Affected German Employee who such employee is intended to replace (a “German Replacement Employee”). TDCC shall notify the Parent of any proposed German Replacement Employee in writing within 14 days of identifying such German Replacement Employee, and the Parent shall have 14 days from the date of the receipt of such notice to object to the proposed German Replacement Employee; provided, however, that the Parent shall provide TDCC with reasonable grounds for such objection. If that 14-day period expires without any objection from the Parent or the Parent agrees to the proposed German Replacement Employee, TDCC shall cause the applicable Transferred Subsidiary in Germany to make an offer of employment to the German Replacement Employee in accordance with Section 3.03 of this Agreement.

(c) Not later than five weeks after delivery of the German Information Letters to all Affected German Employees in accordance with Section 3.02(a) of this Agreement, TDCC shall update Appendix I to this Agreement to indicate any Rejecting Affected German Employees. TDCC shall further update Appendix I to this Agreement in due time before Closing to indicate any German Replacement Employees that TDCC and the Parent have agreed shall be offered employment with the applicable Transferred Subsidiary in Germany.

(d) The parties hereto acknowledge and agree that all Affected German Employees who do not object to being transferred to the applicable Transferred Subsidiary in Germany pursuant to German Civil Code Section 613a(6) (the “Non-Rejecting Affected German Employee”) shall transfer to the applicable Transferred Subsidiary in Germany pursuant to German Civil Code Section 613a prior to Closing. Pursuant to German Civil Code Section 613a(1), the transfer of the Non-Rejecting Affected German Employees to the applicable Transferred Subsidiary in Germany shall include the transfer of all rights and Liabilities to the applicable Transferred Subsidiary in Germany.

(e) Notwithstanding anything in this Agreement to the contrary, the Parent shall make a payment to TDCC in the amount of 50 percent of any severance payment due to any Rejecting Affected German Employee who provides notice of his rejection according to German Civil Code Section 613a(6), if such Rejecting Affected German Employee or another, comparable employee whose termination takes priority according to the selection procedure set forth in Section 1(3) German Protection Against Unfair Dismissal Act (Kündigungsschutzgesetz, KSchG) receives a notice of termination due to redundancy within 30 days from the date such Rejecting Affected German Employee provided notice of his rejection, provided, however, that the Parent shall not be obliged to make such payment to TDCC with respect to any Rejecting Affected German Employee who has been replaced by a German Replacement Employee. The payment shall be due within 60 days following the date that TDCC delivers an invoice to Parent setting forth the amount of the severance payment made by TDCC to such Rejecting Affected German Employee.

(f) In the event that a number of employees that is greater than the total number of German Business Employees set forth in the Germany section of Appendix I to this Agreement actually transfer to the applicable Transferred Subsidiary in Germany, TDCC shall fully indemnify and hold harmless Parent and the applicable Transferred Subsidiary in Germany from all costs and expenses related to any such employees and arising on or after the Closing Date, including but not limited to the costs of any such employees’ compensation and benefits (including Taxes, social security contributions and pension fund contributions) as well as any costs and expenses incurred in connection with the termination of the applicable employee or another, comparable employee whose termination takes priority according to the selection procedure set forth in Section 1(3) German Protection Against Unfair Dismissal Act (Kündigungsschutzgesetz, KSchG), if such employee receives a notice of termination due to redundancy within 30 days from the Closing Date, and such employee shall not be considered a Transferred Employee for purposes of this Agreement.

Section 3.03 Transfer of Offered German Employees. TDCC shall before Closing cause the applicable Transferred Subsidiary in Germany to offer the Offered German Employees employment on the same terms and conditions as applicable to their employment immediately prior to the date on which such offer is made, including the recognition of past pensionable service and employment service periods with Dow. TDCC shall cause the relevant German Employer Subsidiary, as well as the applicable Transferred Subsidiary in Germany, to use commercially reasonable efforts to ensure that each Offered German Employee enters into a tripartite agreement with the relevant German Employer Subsidiary and the applicable Transferred Subsidiary in Germany providing for the transfer of his employment relationship to the applicable Transferred Subsidiary in Germany and for the termination of his employment relationship with the German Employer Subsidiary and that is otherwise consistent with the terms of the offer of employment to such Offered German Employee. TDCC shall cause the relevant German Employer Subsidiary to provide information on the terms and conditions applicable to each Offered German Employee’s employment immediately prior to the date on which the offer of employment by the applicable Transferred Subsidiary in Germany was made, including information on each Offered German Employee’s past pensionable service and employment service periods with Dow, to the Parent as soon as reasonably practicable and, in any case, prior to the Closing Date. With respect to later changes of their terms and conditions of employment, the Parent shall, and shall cause the applicable Transferred Subsidiary in Germany to treat the Offered German Employees who become German Transferred Employees as if German Civil Code Section 613a(1) applied.

Section 3.04 German Works Council Consultation. TDCC shall cause its relevant German Employer Subsidiaries to inform or consult with any Employee Representative Body, to the extent required under German labor Law (including, but not limited to Sections 111-113 of the German Works Constitution Act (Betriebsverfassungsgesetz, BetrVG)). TDCC shall use its commercially reasonable efforts to complete any consultation prior to the Closing Date. TDCC shall provide the Parent with periodic updates regarding the status of any consultation with the relevant Employee Representative Bodies.

Section 3.05 German Pension and Benefits Arrangements. (a) To the extent permitted by applicable Law, and subject where required to the consent of the individual German Transferred Employees pursuant to Section 4 of the German Occupational Pension Act (Betriebsrentengestetz, BetrAVG), if applicable, TDCC shall before Closing cause the applicable Transferred Subsidiary in Germany to assume the accrued pension Liabilities (which, for the avoidance of doubt, shall include all deferred compensation (Entgeltumwandlung) payable on or in connection with retirement) with respect to the German Transferred Employees under the relevant existing pension schemes referred to in Appendix III to this Agreement (the “German Pension Schemes”), regardless of whether the pension entitlements (Versorgungsanwartschaften) of the German Transferred Employees are vested or not, and any jubilee benefits. The pension Liabilities addressed in this Section 3.05 and jubilee benefits shall be Assumed HR Liabilities.

(b) To the extent permitted by applicable Law and the terms of the applicable insurance contracts and subject to the consent of the relevant insurance provider, TDCC shall before Closing cause the applicable Transferred Subsidiary in Germany to assume all individual pension liability insurance (Rückdeckungsversicherung) and direct insurance (Direktversicherung) policies covering or relating to pension Liabilities under the German Pension Schemes. TDCC shall pay all insurance premiums with respect to the applicable insurance contracts due in respect of the period prior to and including the Closing Date and any insurance policy referred to in this Section 3.05(b).

(c) TDCC shall before Closing cause the applicable Transferred Subsidiary in Germany to enter into contractual arrangements with Generali Deutschland Pensor

Pensionsfonds AG with respect to pension Liabilities under the plan “BVR 2005” applicable to the German Transferred Employees, which arrangements shall be similar to the existing contractual arrangements between the relevant German Employer Subsidiary and Generali Deutschland Pensor Pensionsfonds AG as listed in Appendix IV to this Agreement. TDCC shall ensure that all premiums in relation to the German Transferred Employees in respect of the Generali Deutschland Pensor Pensionsfonds AG due in respect of the period up to and including the Closing Date have been fully discharged.

ARTICLE IV

SWITZERLAND

Section 4.01 Information and Consultation. TDCC shall cause the relevant Dow Entity transferring the relevant Swiss part of the Business as provided for in the Separation Agreement (“Swiss Business”) and the relevant Transferred Subsidiary to make and complete, in compliance with the terms set by applicable Law and, in any case, prior to Closing, all required information and, if required, engage in the consultation process as provided for by Article 333a of the Swiss Code of Obligations, in respect of the transfer of the Swiss Business Employees (as defined below) in connection with the transfer of the Swiss Business. The Parent shall cooperate with TDCC, the relevant Dow Entity and the relevant Transferred Subsidiary and provide all information required by applicable Law and assistance reasonably requested by TDCC, the relevant Dow Entity or the relevant Transferred Subsidiary in order to complete the required communication and consultation process pursuant to this Section 4.01. The last sentence of Section 3.04 shall apply mutatis mutandis to any information and consultation process with any employee representative body or any employees in Switzerland.

Section 4.02 Transfer of Swiss Employees. (a) Subject to the foregoing, the Parent shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the Transferred Subsidiaries to, employ, effective as of and from the Closing, all of the Swiss Business Employees set forth on Appendix I to this Agreement (the “Swiss Employees”) upon employment terms and conditions in accordance with Section 1.02 of this Agreement. Each Swiss Employee who is or becomes a Transferred Employee shall be referred to as a “Swiss Transferred Employee”. To the extent the Parent or any other Parent Entity does not comply with this Section 4.02 or with Section 1.02 or Section 4.03 of this Agreement and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any Swiss Employee (pursuant to a severance plan of Dow, or otherwise) in connection with the transactions contemplated by this Agreement (either alone or in combination with any subsequent event) on or following the Closing, the Parent shall, subject to Section 1.11 of this Agreement, indemnify such TDCC Indemnified Party for any and all such amounts. In particular, subject to Section 1.05 of this Agreement, the Parent shall indemnify the relevant TDCC Indemnified Party for any and all claims of any Swiss Transferred Employee against such TDCC Indemnified Party resulting from Article 333, Paragraph 3 of the Swiss Code of Obligations, to the extent such claim is related exclusively to the period after the Closing Date. The Parent shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause the Transferred Subsidiaries to, employ those Swiss Employees set forth on Appendix I to this Agreement who are on an approved leave of absence as of the date hereof and who return to active duty within six (6) months following the Closing Date.

(b) In the event that any employee other than the Swiss Employees set forth in the Swiss section of Appendix I to this Agreement actually transfers or is, be it by operation of Law or otherwise, transferred to the applicable Transferred Subsidiary in Switzerland, TDCC shall fully indemnify and hold harmless Parent and the applicable Transferred Subsidiary in Switzerland from all costs and expenses related to any such employees and arising on or after the Closing Date, including but not limited to the costs of any such employees’ compensation and benefits (including Taxes, social security contributions and pension fund contributions) as well as any costs and expenses incurred in connection with the termination of such employee, if such employee receives a notice of termination due to redundancy within 30 days from the Closing Date, and such employee shall not be considered a Transferred Employee for purposes of this Agreement.

Section 4.03 Rejecting Swiss Transferred Employees. In cases where any Swiss Transferred Employee objects to being transferred to the applicable Transferred Subsidiary in Switzerland pursuant to Article 333 Paragraph 2 of the Swiss Code of Obligations (the “Rejecting Swiss Transferred Employees”), after Closing and subject to Section 1.05 of this Agreement the Parent shall, and shall cause the Transferred Subsidiaries to honor, comply with and perform the respective employment agreements as in effect on the date hereof or employment agreements that are substantially comparable in the aggregate to the employment terms and conditions as set out in Section 4.02 of this Agreement until the end of the applicable statutory notice period according to Article 333, Paragraph 2 of the Swiss Code of Obligations, to the extent such agreement is not terminated earlier pursuant to applicable Law.

ARTICLE V

ITALY

Section 5.01 Notification and Consultation. TDCC shall cause the relevant Dow Entity transferring the relevant Italian Business (as defined below) and the relevant Transferred Subsidiary to make and complete, in any case, prior to Closing, all required notifications and engage in the consultation process with the unions provided for by Article 47 of Law no. 428, dated December 29, 1990, in respect of the transfer of the relevant Italian Business Employees (as defined below) in connection with the transfer of the Italian Business (as defined below), in compliance with the rules on the trade unions information and consultation procedure set forth under applicable Law and under applicable collective bargaining agreements. The Parent shall cooperate with TDCC, the relevant Dow Entity and the relevant Transferred Subsidiary and provide all relevant documentation that TDCC, the relevant Dow Entity and the relevant Transferred Subsidiary may reasonably require in connection with the consultation process.

Section 5.02 Transfer of Italian Employees. Without prejudice to the general principles set forth in Article I of this Agreement, notwithstanding, however, Section 1.05 above, in each case where applicable to transfer of the Italian businesses relating to the portion of the Business in Italy (the “Italian Business”), the transfer of the relevant Italian Business to the relevant Transferred Subsidiary will determine, pursuant to and in accordance with Article 2112 of the Italian Civil Code, the automatic transfer of all Italian Business Employees listed under Appendix I (the “Italian Business Employees”), together with the related employment agreements, including all rights and Liabilities (including HR Liabilities) relating thereto and deriving therefrom, with effect as of the date of effectiveness of the transfer of the relevant Italian Business. From the Closing, the Parent shall be fully responsible for all costs, expenses and Liabilities in relation to all past and current Liabilities and damages (including HR Liabilities), accrued, required to be accrued or contingent, in connection with or resulting from the Italian Business Employees that transfer pursuant to applicable Law; provided that, for the avoidance of doubt, TDCC and the other Dow Entities shall retain all Liabilities for, and assets in respect of, rights under the Italian pension plan, but only to the extent accrued or required to be accrued as of the Closing Date.

Section 5.03 Employee Benefit Plans. Effective as of the Closing Date, the Italian Transferred Employees shall be considered terminated participants under any applicable Dow Plan, including any applicable umbrella insurance coverage or TDCC stock option or other incentive plan and shall cease to accrue benefits thereunder, in each case, in accordance with Article I of this Agreement.

ARTICLE VI

CHINA

Section 6.01 General. Subject to the foregoing, the Parent shall, and shall cause the applicable Transferred Subsidiary to, employ, effective as of and from the Closing, all of the Chinese Business Employees employed by the applicable Transferred Subsidiary (each, a “China Transferred Employee”), as set forth on Appendix I to this Agreement, upon employment terms and conditions in accordance with Section 1.02 of this Agreement; provided, that for the avoidance of doubt the employee benefit plans and arrangements shall include, without limitation, the supplementary housing fund, supplementary pension and employee stock option plan. To the extent the Parent or the applicable Parent Entity does not comply with this Section 6.01 or with Section 1.02 of this Agreement and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any China Transferred Employee (pursuant to law or under and contractual arrangement) in connection with the transactions contemplated by this Agreement (either alone or in combination with any subsequent event) on, prior to or following the Closing, the Parent shall indemnify such TDCC Indemnified Party for any and all such amounts.

Section 6.02 Work Change Letter. The parties hereto acknowledge that (a) each of the China Transferred Employees was previously employed by a Subsidiary of TDCC (a “Previous China Employer Entity”) and (b) (i) other than the Special China Employees (as specified in Appendix I to this Agreement) all of the China Transferred Employees had been transferred to the applicable Transferred Subsidiary on the China Cut-off Date and (ii) the Special China Employees will be transferred to the applicable Transferred Subsidiary on the Closing Date. The Previous China Employer Entity, the applicable Transferred Subsidiary in China and each of the China Transferred Employees shall enter into a Work Change Letter in connection with the settlement of the employment related issues. Each Work Change Letter entered into pursuant to the preceding sentence shall be substantially in the form of a Work Change Letter that is reasonably satisfactory to Parent, which TDCC shall provide to Parent as soon as practicable following the date of this Agreement, but in no event later than 30 days after the date of this Agreement. The Parent and each Parent Entity shall, and shall cause the applicable Transferred Subsidiary in China to, fully perform its obligations under each of such

Work Change Letters on or following the Closing. To the extent the applicable Transferred Subsidiary in China fails to perform any obligation under a Work Change Letter and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any China Transferred Employee (pursuant to law or under any contractual arrangement) in connection with the transactions contemplated by this Agreement (either alone or in combination with any pre-transaction restructuring or any subsequent event) on or following the Closing, the Parent shall indemnify the relevant TDCC Indemnified Party for any and all such amounts.

Section 6.03 PRC Severance.

(a) TDCC shall cause the relevant Previous China Employer Entities to, on or before the Closing Date, settle with each of the China Transferred Employees their respective severance pay with respect to such China Transferred Employee’s service years with Dow (“Pre-Closing Service Years”). The Pre-Closing Service Years means (i) with respect to any China Transferred Employee who is not a Special China Employee, (A) his/her service years with the relevant Previous China Employer Entity which ended on the date immediately before the China Cut-off Date and (B) his/her pre-closing service years with the relevant Transferred Subsidiary in China which started on the China Cut-off Date and ends on the date immediately before the Closing Date, and (ii) with respect to a Special China Employee, such Shanghai Immigrant Employee’s service years with the Previous China Employer Entity which ends on the date immediately before the Closing Date.

(b) The parties hereto acknowledge and agree that the consummation of the transaction contemplated under this Agreement will not result in a change of employment relationship between the China Transferred Employees and the applicable Transferred Subsidiary in China. Notwithstanding Section 6.03(a)(i)(B) above, for each China Transferred Employee (exclusive of the Special China Employees), the Parent shall, and shall cause the applicable Transferred Subsidiary in China to recognize his/her pre-closing service years with the applicable Transferred Subsidiary in China on a continuous basis starting from the China Cut-off Date for the purpose of calculating the severance payable to such China Transferred Employee when his/her employment with the applicable Transferred Subsidiary in China terminates.

Section 6.04 PRC Accrued Benefits.

(a) No later than two weeks following the execution of this Agreement, and subject to applicable Data Protection Laws, TDCC has provided to the Parent a preliminary version of Appendix V to this Agreement setting out a list of accrued benefits (“Accrued Benefits”) of each China Transferred Employee, including (i) the accrued Dow Supplementary Housing Fund, (ii) accrued Dow Supplementary Pension, (iii) number of shares of stock held under the Dow Phantom Stock Purchase Plan (“Phantom ESPP Shares”), (iv) accrued overtime working hours, and (v) accrued but unused annual leave. TDCC shall update Appendix V to this Agreement immediately prior to the Closing Date to reflect any changes during the period from the date hereof to the Closing Date.

(b) For each China Transferred Employee, TDCC shall, and shall cause the relevant Previous China Employer Entity to, settle on the Closing Date all of the following Accrued Benefits that have accrued as of the Closing Date: (i) the accrued Dow Supplementary

Housing Fund, (ii) accrued Dow Supplementary Pension, (iii) Phantom ESPP Shares, (iv) accrued overtime working hours and (v) accrued but unused annual leave. As of the Closing Date, TDCC and the relevant Previous China Employer Entities shall be relieved of all obligations and liabilities in connection with the Accrued Benefits, except to the extent otherwise required by applicable Law.

ARTICLE VII

KOREA

Section 7.01 General. Subject to the foregoing, during the Comparability Period (or for such longer period as required by applicable Law or pursuant to the terms of any applicable labor or collective bargaining agreement),the Parent shall, or shall cause the applicable Transferred Subsidiary in Korea to, provide to each Transferred Employee in Korea, to the extent required by applicable Law, (a) a base salary or base wages no less favorable than those provided by Dow as in effect immediately prior to the Closing Date and (ii) other employee benefits (including variable pay and cash-based or equity-based incentive or bonus opportunities, retention awards, defined benefit retirement benefits and retiree life and retiree medical benefits) under plans, programs and arrangements that are substantially comparable in the aggregate to those provided to the Transferred Employee as in effect immediately prior to the Closing Date. For the avoidance of doubt, to the extent permitted by applicable Law and the terms of any applicable labor or collective bargaining agreement, the Parent shall, or shall cause the applicable Transferred Subsidiary in Korea to, be permitted to provide employee benefits to a Transferred Employee in Korea (i) that are not individually comparable to those provided to such Transferred Employee as in effect immediately prior to the Closing Date or (b) that are in a form that is different than the form of the employee benefits provided immediately prior to the Closing Date, so long as the employee benefits so provided comply with Section 1.02 of this Agreement.

Section 7.02 Transfer of Korean Employees. (a) The parties hereto intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Transferred Employee in Korea prior to or upon the consummation of the transactions contemplated by this Agreement and that the Transferred Employees in Korea will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Dow and the Parent shall, and shall cause the Transferred Subsidiaries to, comply with any requirements under applicable Law to ensure the same. The Parent shall bear any costs related to, and, to the extent required by Section 1.05 or Section 1.11 of this Agreement, shall indemnify and hold harmless TDCC Indemnified Parties from and against any claims made by any Transferred Employee in Korea for any statutory, contractual or common law severance or separation benefits and other similar legally mandated payment obligations (including the employer portion of any employment Taxes, together with any compensation payable during any mandatory termination notice period related thereto), in each case, arising out of or in connection with (i) any of the Assumed HR Liabilities, (ii) the failure of the Parent or the applicable Transferred Subsidiary to continue the employment of any Transferred Employee in Korea following the Closing Date in accordance with this Agreement and as required by applicable Law or labor or collective bargaining agreement, or (iii) the employment of any Transferred Employee in Korea on or after the Closing Date, including in respect of any act or omission relating to the employment of any Transferred Employee in Korea on or after the Closing Date.

(b) TDCC shall bear any costs related to, and shall indemnify and hold harmless the Parent and the applicable Transferred Subsidiary from and against any claims made by any Transferred Employee in Korea for any statutory, contractual or common law severance or separation benefits and other similar legally mandated payment obligations (including the employer portion of any employment Taxes, together with any compensation payable during any mandatory termination notice period related thereto), in each case, arising out of or in connection with any Transferred Employee in Korea in circumstances other than as described in Section 7.02(a)(i) or Section 7.02(a)(ii) of this Agreement.

ARTICLE VIII

BRAZIL

Section 8.01 General. (a) Subject to the foregoing, the Parent shall, and shall cause the applicable Transferred Subsidiary in Brazil to, employ, effective as of and from the Closing, all of the Brazilian Business Employees set forth on Appendix I to this Agreement (the “Brazilian Employees”) upon employment terms and conditions in accordance with Section 1.02 to this Agreement. Each Brazilian Employee who is or becomes a Transferred Employee shall be referred to as a “Brazilian Transferred Employee”. To the extent the Parent or any applicable Parent Entity in Brazil does not comply with this Section 8.01 or with Section 1.02 to this Agreement and, as a result, any TDCC Indemnified Party incurs any severance, termination or similar cost in respect of any Brazilian Employee (pursuant to a severance plan of Dow, or otherwise) in connection with the transactions contemplated by this Agreement (either alone or in combination with any subsequent event) on, prior to or following the Closing, the Parent shall indemnify such TDCC Indemnified Party for any and all such amounts. The Parent shall, and shall cause the applicable Transferred Subsidiary in Brazil to, employ those Brazilian Employees set forth on Appendix I to this Agreement who are on an approved leave of absence (“licença”) as of the Closing Date, to the extent required by applicable Law or who return to active duty within six (6) months following the Closing Date.

(b) The parties hereto acknowledge and agree that the Parent shall, and shall cause the applicable Transferred Subsidiary in Brazil to, adopt and assume the Brazilian Union Contracts and recognize the unions that are party to the Brazilian Union Contracts with respect to the Brazilian Transferred Employees. The Parent shall, and shall cause the applicable Transferred Subsidiary in Brazil to, employ, effective as of and from the Closing, Business Employees who are union officers and whose employment is protected by applicable Law or collective bargaining agreement (the “Brazilian Union Employees”) and shall employ the Brazilian Union Employees on the terms and conditions of the applicable Law, legislation and collective bargaining agreements.

Section 8.02 Brazilian Benefit Plans. (a) TDCC shall, and shall cause the Transferred Subsidiaries to adopt all required actions to become a sponsor of Dow Entity’s Employees’ Savings Plan, or any successor plan (the “TDCC’s Brazilian Savings Plan”), prior to the transfer of the Brazilian Transferred Employees who participated in TDCC’s Brazilian Savings Plan (the “Brazilian Participants”). The required actions include the preparation and submission of all the required documents for approval by the Brazilian National Superintendence for Pension Funds (Superintendência Nacional de Previdência Complementar – “PREVIC”), which approval shall be obtained prior to the transfer of the Brazilian Transferred Employees.

(b) Up to the Closing Date, TDCC and the other Retained Dow Entities shall be liable for the payment of the contributions required from the Transferred Subsidiaries as sponsors of TDCC’s Brazilian Savings Plan (“Sponsor’s Contribution”) which are made in respect of the Brazilian Participants.

(c) Effective as of the Closing Date, (i) the liability of TDCC or any other Retained Dow Entity for the payment of any Sponsor’s Contribution accrued on or after the Closing Date, in respect of the Brazilian Participants shall cease, and (ii) Parent shall be fully liable for any Sponsor’s Contribution under TDCC’s Brazilian Savings Plan accrued on or after the Closing Date, in respect of the Brazilian Participants and shall reimburse Dow for any costs or expenses related thereto, including management, funding and other actuarial costs.

(d) TDCC and any other Retained Dow Entity undertake to cooperate with Parent or the Transferred Subsidiary, including by providing any documents or information that might be required in order to comply with requests made by PREVIC or any Governmental Authority in connection with the TDCC’s Brazilian Savings Plan.

(e) TDCC and the Retained Dow Entities in Brazil, jointly and severally, shall bear any costs related to, and shall indemnify, hold harmless and timely pay (by advancing the necessary funds) Parent and the applicable Parent Entity for any amounts Parent and/or such Parent Entity become, or are held, liable for on or after the Closing Date arising out of or in connection with a misrepresentation in connection with TDCC’s Brazilian Savings Plan, or any failure of TDCC or any of the Dow Entities to comply with its obligations as a sponsor of TDCC’s Brazilian Savings Plan, on, prior to or following the Closing Date, including the payment of any contributions required thereunder. In the event any of Parent or any Parent Entity incurs any Losses covered by this Section 8.02(d), the Parent or the applicable Parent Entity will hold full right of recourse against TDCC and its Affiliates in Brazil, subject to Article IV of the Separation Agreement.

(f) As promptly as practicable following the Closing Date, but in no event later than three (3) months following the Closing, the Parent shall, and shall cause the applicable Transferred Subsidiaries in Brazil to adopt the required actions to submit the transfer of management of its portion of TDCC’s Brazilian Savings Plan (“Management Transfer”) to another entity duly authorized for management of private pension plans in Brazil. The required actions include the preparation and submission of all the required documents and actuarial evaluations and reports for approval of PREVIC, which approval shall be procured and obtained by the Parent in good faith and upon all reasonable efforts promptly following the Closing.

ARTICLE IX

REMAINING EMPLOYEES IN OTHER JURISDICTIONS

Section 9.01 Transfer of Remaining Employees. The parties hereto agree to use their reasonable efforts to ensure that the Remaining Employees are transferred to the Parent or the relevant Transferred Subsidiary with effect from the Closing Date, whether the transfer is: (a) implemented through the operation of applicable Law; (b) through the relevant Transferred Subsidiary offering to employ, effective as of and from the Closing Date, the Remaining Employees; or (c) by any other applicable means. Each Remaining Employee who is or becomes a Transferred Employee shall be referred to as a “Remaining Transferred Employee”. Subject to applicable Law, the Parent shall cause the relevant Transferred Subsidiary to use reasonable efforts to ensure that the Remaining Transferred Employees shall be employed by the relevant Transferred Subsidiary upon terms and conditions, and provided with compensation and benefits, that are substantially comparable in the aggregate to their terms and conditions and compensation and benefits with Dow immediately prior to the Closing Date.

Section 9.02 Allocation of Liabilities. The HR Liabilities with respect to each Remaining Employee and each Remaining Transferred Employee shall be allocated in accordance with the allocation of HR Liabilities in Article I, and to the extent the Parent or a Transferred Subsidiary is responsible for an HR Liability under Article I, such HR Liability shall, with respect to each Remaining Employee and each Remaining Transferred Employee, be deemed an Assumed HR Liability.

Section 9.03 Netherlands Pension. TDCC guarantees that, on the Closing Date, it (or the relevant Dow Entity) has fully complied with and completely fulfilled all its obligations with respect to the pension arrangements of the Business Employees primarily employed in the Netherlands until the Closing Date (such as, but not limited to, the payment of all pension premiums and the payment of back service payments) and TDCC shall defend, indemnify, hold harmless and timely pay (by advancing the necessary funds) any Loss or other Liability incurred by the Parent and each Parent Entity (including the Transferred Subsidiaries), or for which a Parent Entity may become or be held liable, as a result of or in connection with such obligations, subject to Article IV of the Separation Agreement.

Section 9.04 French City Waiver. The parties to this Agreement acknowledge that, pursuant to Article L. 214-1 of the French town planning code (code de l’urbanisme) and regulations enacted thereunder, the city of Saint-Denis, France (the “City”) has a preemptive right to acquire the assets relating to the French Business (the “Preemptive Right”). TDCC shall use commercially reasonable efforts to take such steps as are necessary or desirable to provide any notification and related information required by Law to be provided to the City in connection with the Preemptive Right as promptly as reasonably practicable, and Parent shall, and shall cause the Parent Entities to, cooperate with TDCC in connection with the provision of such notification and information and any other matters relating to the Preemptive Right. TDCC shall keep Parent reasonably informed regarding the status of any discussions with the City regarding the Preemptive Right and TDCC shall notify Parent in writing if the City determines that it shall exercise the Preemptive Right and acquire the assets relating to the French Business.

ARTICLE X

WORKS COUNCILS AND OTHER REPRESENTATIVE BODIES

Section 10.01 Employee Representative Bodies. The parties hereto acknowledge and agree that any existing Employee Representative Bodies representing Transferred Employees in such Relevant Jurisdictions as are agreed between the parties hereto may, to the extent permitted by applicable Law and any relevant collective bargaining or other agreement, continue to represent those Transferred Employees (in addition to any newly hired employees engaged by the Parent, the relevant Transferred Subsidiary or the JV Entity following the Closing Date) for a transitional period following the Closing Date; provided, however, that the Parent shall, and shall cause the Transferred Subsidiaries to, cause new elections for Employee Representative Bodies to take place as soon as practicable following the Closing Date to the extent permitted by applicable Law and any relevant collective bargaining or other similar agreement. TDCC shall obtain the Parent’s written consent prior to discussing with any Employee Representative Bodies any potential post-Closing changes to the terms, conditions, compensation or benefits of any Business Employee provided by Parent or any of its Affiliates.

Section 10.02 Collective Bargaining Agreements. Except to the extent otherwise provided in this Agreement or required by applicable Law, the Parent shall, and shall cause the Transferred Subsidiaries to, effective as of the Closing Date, be bound by the prevailing collective bargaining agreements applicable to the Transferred Employees, shall continue to comply with the terms of such collective bargaining agreements, and any HR Liabilities that arise from the Parent or the relevant Parent Entities’ breach of a collective bargaining agreement shall be Assumed HR Liabilities.

ARTICLE XI

ADDITIONAL DEFINED TERMS

Section 11.01 Certain Defined Terms. Terms used herein shall have the meanings provided in Article I of the Merger Agreement or as defined below:

“Accrued Benefits” has the meaning ascribed to it in Section 6.04(a) of this Agreement;

“Affected German Employees” has the meaning ascribed to it in Section 3.01 of this Agreement;

“Agreement” means this Employee Matters Agreement among the parties hereto (including the Appendices and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 12.08 of this Agreement;

“Assumed HR Liabilities” has the meaning ascribed to it in Section 1.05 of this Agreement;

“Assumed Pension Liability” has the meaning ascribed to it in Section 2.03(c) of this Agreement;

“Assumed Vacation Liabilities” has the meaning ascribed to it in Section 1.04 of this Agreement;

“Brazilian Employees” has the meaning ascribed to it in Section 8.01(a) of this Agreement;

“Brazilian Participants” has the meaning ascribed to it in Section 8.02(a) of this Agreement;

“Brazilian Transferred Employee” has the meaning ascribed to it in Section 8.01(a) of this Agreement;

“Brazilian Union Contracts” means the collective bargaining agreements between:

(i) Collective Bargaining Agreement executed between the Union of Chemical and Petrochemical Industries for Industrial Purposes in the State of São Paulo (Sindicato das Indústrias de Produtos Químicos para fins Industriais e Petroquímicos do Estado de São Paulo), representing the chemical and petrochemical companies in the State of São Paulo; and the Union of Workers in Chemical and Plastic industry in the City of São Paulo (Sindicato dos Trabalhadores na Indústria Química e Plástica de São Paulo) representing the employees working for chemical and petrochemical companies in the City of São Paulo and metropolitan area;

(ii) Collective Bargaining Agreement executed between the Union of Chemical and Petrochemical Industries for Industrial Purposes in the State of São Paulo (Sindicato das Indústrias de Produtos Químicos para fins Industriais e Petroquímicos do Estado de São Paulo), representing the chemical and petrochemical companies in the State of São Paulo; and the Union of Workers in Chemical, Pharmaceutical and Fertilizer industries in the cities of Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá and Itanhaém (Sindicato dos Trabalhadores nas Indústrias Químicas, Farmacêuticas e de Fertilizantes de São Paulo Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá e Itanhaém) representing the employees working for chemical and petrochemical companies in the Cities of Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá and Itanhaém;

(iii) Collective Bargaining Agreement setting a flexible working schedule, an Offsetting system of working hours, and a lack of regular working hours’ control (records only overtime), executed between Dow Brasil Sudeste Industrial Ltda and the Union of Workers in Chemical, Pharmaceutical and Fertilizer industries in the cities of Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá and Itanhaém (Sindicato dos Trabalhadores nas Indústrias Químicas, Farmacêuticas e de Fertilizantes de São Paulo Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá e Itanhaém);

(iv) Collective Bargaining Agreement setting the payment of overtime hours taken at the transport of employees between the company’s entrance and their workplace, executed between Dow Brasil Sudeste Industrial Ltda and the Union of Workers in Chemical, Pharmaceutical and Fertilizer industries in the cities of Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá and Itanhaém (Sindicato dos Trabalhadores nas Indústrias Químicas, Farmacêuticas e de Fertilizantes de São Paulo Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá e Itanhaém); and

(v) Collective Bargaining Agreement setting rules for employees working in rotating continuous shifts, executed between Dow Brasil Sudeste Industrial Ltda and the Union of Workers in Chemical, Pharmaceutical and Fertilizer industries in the cities of Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá and Itanhaém (Sindicato dos Trabalhadores nas Indústrias Químicas, Farmacêuticas e de Fertilizantes de São Paulo Cubatão, Santos, São Vicente, Praia Grande, Guarujá, Bertioga, Mongaguá e Itanhaém);

“Brazilian Union Employees” has the meaning ascribed to it in Section 8.01(b) of this Agreement;

“Business Employee” means each employee of Dow identified on Appendix I to this Agreement. For the avoidance of doubt, each employee of TDCC and the other Dow Entities that provides services to the JV Entity as of the Closing Date shall be a Business Employee;

“China Cut-off Date” means the date of the Internal Separation;

“Chinese Transferred Employee” has the meaning ascribed to it in Section 6.01 of this Agreement;

“City” has the meaning ascribed to it in Section 9.04 of this Agreement;

“Comparability Period” means the two year period following the Closing Date;

“Covered Liabilities” has the meaning ascribed to it in Section 1.08 of this Agreement;

“Data Protection Laws” has the meaning ascribed to it in Section 1.01 of this Agreement;

“Delayed Transfer Employees” has the meaning ascribed to it in Section 1.08 of this Agreement;

“Dow’s Actuary” has the meaning ascribed to it in Section 2.03(b) of this Agreement;

“Dow Stock Award” means Dow Stock Options, deferred TDCC Common Stock, performance deferred TDCC Common Stock, TDCC deferred stock units and any other equity or equity-based awards granted pursuant to the Dow Stock Plans;

“Dow Stock Options” means all stock options to acquire shares of TDCC Common Stock from TDCC;

“Dow Stock Plans” means TDCC’s Amended and Restated 2012 Stock Incentive Plan, TDCC’s 1988 Award and Option Plan, TDCC’s Dividend Unit Plan and each other Dow Plan providing for the grant of Dow Stock Awards;

“Employee Data” means a Business Employee’s (i) name, (ii) identification number, (iii) number of years of service with TDCC and its Subsidiaries, (iv) job title, (v) job grade, (vi) primary work location, (vii) base salary, current wages or annualized fixed or guaranteed remuneration, as applicable, (viii) target incentive pay information (including sales commissions), (ix) outstanding equity and equity-based awards, including number of shares of Dow Common Stock underlying the awards, grant date, exercise price and vesting schedule, as applicable, (x) employment status (i.e., active or inactive), (xi) Hay point level and (xii) all other information mutually agreed upon between Parent and TDCC to enable Parent and the other Parent Entities to comply with their obligations under this Agreement, any collective bargaining agreement and applicable Law;

“Employee Records” has the meaning ascribed to it in Section 1.01 of the Separation Agreement;

“Employee Representative Body” means any union, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively on behalf of a Business Employee;

“ESPP” means the TDCC 2012 Employee Stock Purchase Plan, as amended;

“Former Business Employees” means each former employee of Dow who as of immediately prior to such former employee’s termination of employment with Dow would have been a Business Employee according to the Identification Criteria;

“Former Employees” has the meaning ascribed to it in Section 2.03(c) of this Agreement;

“German Employer Subsidiary” has the meaning ascribed to it in Section 3.02(a) of this Agreement;

“German Information Letters” has the meaning ascribed to it in Section 3.02(a) of this Agreement;

“German Pension Schemes” has the meaning ascribed to it in Section 3.05(a) of this Agreement;

“German Replacement Employee” has the meaning ascribed to it in Section 3.02(b) of this Agreement;

“Geographic Relocation” means, for any given Business Employee, that the location of an employment position offered by the Parent or its Subsidiaries would require, if the job were accepted, an increase in travel of 50 miles or more each way from such Business Employee’s current place of residence to the location of the new job compared to the distance to such Business Employee travels from his or her current residence to the location of his or her current job with TDCC or its Subsidiaries;

“Good Cause” means, with respect to any Transferred Employee, (a) unsatisfactory performance that, under the employment policies of the Parent or any of its Affiliates, permits the termination of such Transferred Employee’s employment, (b) dishonesty, (c) unethical conduct, (d) insubordination, or (e) violation of company work rules as established by the Parent or any of its Affiliates;

“HR Liabilities” means (a) all employment-, benefits-, or collective bargaining-related Liabilities, obligations, costs, claims and demands, including salaries, wages, bonuses, variable compensation and benefits under applicable plans (including retiree welfare benefits), severance pay, termination pay, vacation pay, notice of termination of employment or pay in lieu of such notice, thirteenth-month pay, damages payable in connection with a termination of employment, employment-related Taxes (including social security charges or pension fund contributions) and negotiation costs, or (b) claims made by any Business Employee or any Employee Representative Body in relation to any failure to comply with any obligations to obtain advice from or notify, inform and/or consult with any Business Employee or Employee Representative Body, or any fines or penalties imposed by any Government Authority in respect of such a failure;

“Identification Criteria” has the meaning ascribed to it in Section 1.01 of this Agreement;

“IRS” has the meaning ascribed to it in Section 2.03(f) of this Agreement;

“Italian Business” has the meaning ascribed to it in Section 5.02 of this Agreement;

“Italian Business Employees” has the meaning ascribed to it in Section 5.02 of this Agreement;

“Italian Civil Code” means the Italian civil code (codice civile), enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented;

“Italian Transferred Employee” has the meaning ascribed to it in Section 5.02 of this Agreement;

“Management Transfer” has the meaning ascribed to it in Section 8.02(f) of this Agreement;

“Merger Agreement” has the meaning ascribed to it in the Preamble;

“Net Pension Liability” has the meaning ascribed to it in Section 2.03(h) of this Agreement;

“Non-Rejecting Affected German Employee” has the meaning ascribed to it in Section 3.02(d) of this Agreement;

“NQRP Employees” has the meaning ascribed to it in Section 2.07 of this Agreement;

“NQRPs” has the meaning ascribed to it in Section 2.07 of this Agreement;

“Offered German Employees” has the meaning ascribed to it in Section 3.01 of this Agreement;

“Parent” has the meaning ascribed to it in the Preamble;

“Parent’s DB Plan” has the meaning ascribed to it in Section 2.03(b) of this Agreement;

“Parent Savings Plan” has the meaning ascribed to it in Section 2.04(b) of this Agreement;

“Parent U.S. Welfare Plans” has the meaning ascribed to it in Section 2.05(b) of this Agreement;

“Parent’s Actuary” has the meaning ascribed to it in Section 2.03(c) of this Agreement;

“Parent’s Cafeteria Plan” has the meaning ascribed to it in Section 2.05(e) of this Agreement;

“Participants” has the meaning ascribed to it in Section 2.04(a) of this Agreement;

“Pension Election” has the meaning ascribed to it in Section 2.03(b) of this Agreement;

“Phantom ESPP Shares” has the meaning ascribed to it in Section 6.04(a) of this Agreement;

“Pre-Closing Service Years” has the meaning ascribed to it in Section 6.03(a) of this Agreement;

“Preemptive Right” has the meaning ascribed to it in Section 9.04 of this Agreement;

“Previous China Employer Entity” has the meaning ascribed to it in Section 6.02 of this Agreement;

“PSPP” means the 2006 Dow China Phantom Stock Purchase Plan, as amended;

“Rejecting Affected German Employee” has the meaning ascribed to it in Section 3.02(b) of this Agreement;

“Rejecting Employee” has the meaning ascribed to it in Section 1.01 of this Agreement;

“Rejecting Swiss Transferred Employees” has the meaning ascribed to it in Section 4.03 of this Agreement;

“Relevant Jurisdictions” means those jurisdictions in which Business Employees are employed immediately prior to the Closing Date;

“Remaining Employees” means those Business Employees not primarily employed in the United States, Germany, Switzerland, Italy, China, Korea or Brazil as of the Closing Date;

“Remaining Transferred Employee” has the meaning ascribed to it in Section 9.01 of this Agreement;

“Retiree Welfare Employee” has the meaning ascribed to it in Section 1.10 of this Agreement;

“Seconded Employees” has the meaning ascribed to it in Section 1.10 of this Agreement;

“Seconding Agreement” has the meaning ascribed to it in Section 1.10 of this Agreement;

“Separation Agreement” has the meaning ascribed to it in the Preamble;

“Special China Employee” means a China Transferred Employee who, for any reason, is still employed by the relevant Previous China Employer Entity after the China Cut-off Date and will be transferred to the applicable Transferred Subsidiary on the Closing Date. The Special China Employee will be distinguished in Appendix I to this Agreement.

“Spinco” has the meaning ascribed to it in the Preamble;

“Sponsor’s Contribution” has the meaning ascribed to it in Section 8.02(b) of this Agreement;

“Swiss Code of Obligations” means the Swiss Bundesgesetz vom 30. März 1911 betreffend die Engänzung des Schweizerischen Zivilgesetzbuches (Fünfter Teil; Obligationenrecht);

“Swiss Employees” has the meaning ascribed to it in Section 4.02 of this Agreement;

“Swiss Transferred Employee” has the meaning ascribed to it in Section 4.02 of this Agreement;

“TDCC” has the meaning ascribed to it in the Preamble;

“TDCC Bonus Plan” has the meaning ascribed to it in Section 1.12 of this Agreement;

“TDCC Indemnified Party” means TDCC and each other Retained Dow Entity and each of their respective officers, directors, employees and agents;

“TDCC Savings Plan” has the meaning ascribed to it in Section 2.04(a) of this Agreement;

“TDCC’s Brazilian Savings Plan” has the meaning ascribed to it in Section 8.02(a) of this Agreement;

“TDCC’s Cafeteria Plan” has the meaning ascribed to it in this Section 2.05(e) of this Agreement;

“Transfer Amount” has the meaning ascribed to it in Section 2.03(c) of this Agreement;

“Transfer Date” has the meaning ascribed to it in Section 2.03(d) of this Agreement;

“Transferred Employees” means (a) Business Employees whose employment transfers from a Retained Dow Entity to a Transferred Subsidiary as of or prior to the Closing pursuant to applicable Law as contemplated by this Agreement, the Merger Agreement and other Transaction Documents and who remain employed by a Transferred Subsidiary as of or prior to the Closing Date; (b) Business Employees who accept an offer of employment from a Transferred Subsidiary as of or prior to the Closing and who become employees of the Parent or its Subsidiaries as of the Closing Date (or upon return from an approved leave of absence within six months of the Closing Date as provided in this Agreement); and/or (c) Business Employees employed by a Transferred Subsidiary and who remain employed by a Transferred Subsidiary as of the Closing Date;

“Transferred U.S. Union Employee” has the meaning ascribed to it in Section 2.02(b) of this Agreement;

“Transferred Union Employee” means a Transferred Employee who is represented by a union and whose terms and conditions of employment are subject to a collective bargaining agreement;

“U.S. DB Plans” has the meaning ascribed to it in Section 2.03(a) of this Agreement;

“U.S. Transferred Employee” has the meaning ascribed to it in Section 2.01 of this Agreement;

“U.S. Union Contracts” means the collective bargaining agreement between the International Union of Operating Engineers and The Dow Chemical Company effective December 17, 2010 through May 12, 2016; the collective bargaining agreement between the International Association of Machinists and The Dow Chemical Company effective January 1, 2011 through May 12, 2016; the collective bargaining agreement between the International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers and Helpers and The Dow Chemical Company effective January 1, 2011 through May 8, 2017; and the collective bargaining agreement between the United Association of Journeyman and Apprentices of the Plumbing and Piping Industry of the U.S. and Canada and The Dow Chemical Company effective January 1, 2011 through May 12, 2016;

“U.S. Union Employees” has the meaning ascribed to it in Section 2.02(b) of this Agreement;

“Union Employees” means an employee who is primarily dedicated to the Business, who is represented by a union and whose terms and conditions of employment are subject to a collective bargaining agreement;

“Work Change Letter” means the tripartite agreement to be entered into by and between the Previous China Employer Entity, the applicable Transferred Subsidiary in China and each of the China Transferred Employees, which shall set forth the methods for settlement of the China Transferred Employee’s severance and Accrued Benefits and shall be consistent with the terms of this Agreement, including Section 6.03 and Section 6.04 of this Agreement; and

“Workers’ Compensation Event” has the meaning ascribed to it in Section 2.05(d) of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Survival of Covenants. All covenants and agreements contained in this Agreement shall survive the Closing Date, other than those which by their terms do not contemplate performance after the Closing Date, and such surviving covenants and agreements shall survive the Closing Date only until the expiration of the term of the undertaking set forth in such covenants and agreements; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 12.01 shall survive until such claim is finally resolved.

Section 12.02 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the transactions contemplated herein shall have occurred.

Section 12.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

(a) if to TDCC and, on or prior to the Closing, to Spinco:

The Dow Chemical Company 2030 Dow Center Midland, Michigan 48674
Facsimile:	(989) 638-9397
Attention:	Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069
Facsimile:	(212) 848-7179
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

(b) if to Parent, Merger Sub, and, following the Closing, to Spinco:

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105-3443
Facsimile:	(314) 480-1484
Attention:	Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Facsimile:	(212) 474 3700
Attention:	Robert I. Townsend, III, Esq.
George F. Schoen, Esq.

Section 12.04 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties.

Section 12.05 Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement. This Agreement, the Separation Agreement, the Dow Disclosure Letter (as defined in the Separation Agreement), the Merger Agreement, the Disclosure Letters (as defined in the Merger Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 12.07 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of TDCC and Parent (which consent may be granted or withheld in the sole discretion of TDCC or Parent), as the case may be, and any attempted assignment that is not in accordance with this Section 12.07 shall be null and void.

Section 12.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 12.09 of this Agreement.

Section 12.09 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 12.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.11 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Except with respect to Actions arising under another Transaction Document that does not incorporate the dispute resolution provisions contained in this Agreement, all Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 12.03 of this Agreement; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (A) such Action is not subject to the subject matter jurisdiction of at least one of the above named courts; (B) its property is exempt or immune from attachment or execution in the State of Delaware; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above named courts.

Section 12.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Termination. Without any further action, this Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution, and if this Agreement is terminated, in no event shall any party hereto be liable to the other party hereto or any other Person under, or in respect of, this Agreement, except as provided in the Merger Agreement.

Section 12.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:	/s/ James R. Fitterling
Name: James R. Fitterling
Title: Vice Chairman, Business Operations

BLUE CUBE SPINCO INC.

By:	/s/ Stephen J. Doktycz
Name: Stephen J. Doktycz
Title: Vice President

OLIN CORPORATION

By:	/s/ Joseph D. Rupp
Name: Joseph D. Rupp
Title: Chairman and Chief Executive Officer

[Signature Page to the Employee Matters Agreement]